Exhibit 99.1

For Immediate Release	CONTACT:
Thomas J. Stecz
Corporate Controller
Shiloh Industries, Inc.
(330) 558-2600

Shiloh Industries Announces Executive Appointments

VALLEY CITY, OH, October 10, 2008 – Shiloh Industries, Inc. (Nasdaq:SHLO) President and CEO, Theodore K. Zampetis, announced the following Executive appointments:

Effective November 3, 2008, Robert D. Fairchild, 47, will assume the position of Vice President of Sales & Business Development for Shiloh Industries, Inc. Mr. Fairchild has 25 years in technical, managerial and business development responsibilities within the automotive and related international tooling and equipment industries. Recently he had been serving as the Vice President of Sales and Marketing for the large size press division of Komatsu American Industries, LLC. Previously, he was the President and CEO of Fairchild and Associates, Inc., a management consulting firm to the automotive industry from 2002 to 2007.

Effective November 4, 2008, Kevin Bagby, 57, will assume the position of Vice President of Finance and Chief Financial Officer of Shiloh Industries, Inc. Mr. Bagby recently served as Vice President, Chief Financial Officer and Treasurer of Freightcar America, a manufacturer of aluminum bodied railroad freight cars from 2004 to 2008. Mr. Bagby previously served as Vice President and CFO of Stoneridge, Inc., a manufacturer of electronic components, modules and systems for the automotive and industrial markets from 1995 to 2004. Prior to joining Stoneridge, Mr. Bagby held senior financial leadership positions with Kelsey-Hayes, General Tire and Abex Corporation.

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 1,500.